EXHIBIT 99.1

Individual Trustees

Daniel O. Conwill, IV

Gary C. Evans

Jeffrey S. Swanson

TEL OFFSHORE TRUST

THE BANK OF NEW YORK TRUST COMPANY, N.A., CORPORATE TRUSTEE

919 CONGRESS AVENUE / (800) 852-1422 / AUSTIN, TEXAS 78701

TEL OFFSHORE TRUST ANNOUNCES FOURTH QUARTER 2007 DISTRIBUTION

AUSTIN, TEXAS December 21, 2007—TEL OFFSHORE TRUST (NASDAQ symbol - TELOZ) announced the Trust’s quarterly distribution for the fourth quarter of 2007.  The amount available for distribution will be $3,252,711 or $.684564 per Unit.  The fourth quarter distribution will be payable on January 10, 2008 to unitholders of record on December 31, 2007.

Gas revenues recorded by the Working Interest Owners on the Trust properties increased from $2,392,092 in the third quarter of 2007 to $3,019,148 in the fourth quarter of 2007.  Natural gas volumes during the fourth quarter of 2007 increased approximately 52% to 467,632 Mcf from 307,228 Mcf during the third quarter of 2007.  The increases in natural gas revenues and volumes were primarily due to normal gas sales after the completion of the pipeline connection on Eugene Island 339. The increased production was partially offset by decreased production on Ship Shoal 182/183 due to normal production decline. The average price received for natural gas decreased to $6.46 per Mcf in the fourth quarter of 2007 as compared to $7.78 per Mcf received in the third quarter of 2007.

Crude oil revenues recorded by the Working Interest Owners on the Trust properties increased 16% to $10,828,868 in the fourth quarter of 2007 from $9,310,471 in the third quarter of 2007.  Oil volumes during the fourth quarter of 2007 increased 6% to 144,815 barrels, compared to 137,016 barrels of oil produced in the third quarter of 2007.  The increase in revenue was due primarily to an increase in the average price received for oil to $74.78 per barrel in the fourth quarter of 2007 from $67.95 per barrel in the third quarter of 2007.

The Trust’s share of capital expenditures increased by $115,615 in the fourth quarter of 2007 to $328,783, as compared to $213,168 in the third quarter of 2007. The Trust’s share of operating expenses decreased by $44,058 in the fourth quarter of 2007 to $1,605,906 as compared to $1,649,964 for the third quarter of 2007.

The current escrow balance, current estimates of aggregate future capital expenditures, aggregate future abandonment costs, aggregate future production costs, aggregate future net revenues and current net proceeds also resulted in a net release of $129,256 from the Trust’s

Special Cost Escrow Account in the fourth quarter of 2007, bringing the Trust’s Special Cost Escrow balance to $6,713,564 as of the end of the Trust’s fourth quarter.

This press release contains forward-looking statements.  Although the Working Interest Owners have advised the Trust that they believe that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The Working Interest Owners alone control historical operating data, and handle receipt and payment of funds relating to the Trust Properties and payments to the Trust for related royalty. The Trustees of the Trust cannot assure that errors or adjustments by the Working Interest Owners, whether historical or future, will not affect future royalty income and distributions by the Trust.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owners on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include delays and costs in connection with repairs or replacements of hurricane-damaged facilities and pipelines, including third-party transportation systems, the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Form 10-K for 2006 under “Item 1A. Risk Factors.”  Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

The Bank of New York Trust Company, N.A.

AS CORPORATE TRUSTEE

CONTACT:  Mike Ulrich

(800) 852-1422

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